Exhibit 99.1

Jorge Titinger Joins Ichor Board of Directors

FREMONT, Calif., June 13, 2022 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment, today announced that Jorge Titinger has joined its board of directors, effective today.

“We are pleased to announce that Jorge Titinger has joined the Ichor board of directors,” said Tom Rohrs, executive chairman of Ichor. “Jorge brings over 30 years of leadership experience in the semiconductor equipment and computing industries, and a strong track record of accomplishment in his positions as CEO. In addition, his many years of corporate governance experience for publicly-traded companies in our industry will make him a valuable contributor to our board.”

Mr. Titinger currently serves as a director of CalAmp Corp., Axcelis Technologies, Inc., and FormFactor, Inc., positions he has held since June 2015, August 2019, and June 2021, respectively. Mr. Titinger also served as a director of Xcerra Corporation from October 2012 until its acquisition in 2018 by Cohu, Inc., where he continued to serve as a director until May 2021.  From 2012 to 2016, Mr. Titinger served as president, CEO and director of Silicon Graphics, Inc., a global leader in high performance computing. Prior to Silicon Graphics, Mr. Titinger served as president, CEO and director of Verigy, Ltd., a provider of advanced automated test systems to the semiconductor industry. Prior to joining Verigy in 2011, Mr. Titinger held executive positions at FormFactor, Inc., KLA Tencor Corporation, Applied Materials Inc. and Hewlett Packard Company. Mr. Titinger is currently the CEO of Titinger Consulting, a private consulting and advisory service firm he founded in November 2016, which focuses on providing strategy, corporate transformation and culture advice to its clients. Mr. Titinger has also served on multiple private and non-profit boards, including the Board of the Hispanic Foundation of Silicon Valley, the Stanford Children’s Hospital, and the Education Foundation of Silicon Valley. Mr. Titinger holds a B.S. and M.S. in Electrical Engineering and an M.S. in Engineering Management and Business from Stanford University.

“Ichor plays a critical role in the manufacturing of the world’s semiconductors and chip equipment, and I am honored to join the board of directors,” said Mr. Titinger. “Since its IPO, the company has expanded its served addressable markets through strategic and accretive acquisitions. I look forward to contributing to Ichor’s future successes, as it continues to drive continued growth of its served markets and longer-term margin expansion story through execution of new product development initiatives.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e‑beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA. https://ir.ichorsystems.com/

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.